Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. COMPLETES TURNKEY PURCHASE OF NEW GENTLEMEN’S CLUB NEAR DALLAS-FT. WORTH AIRPORT

HOUSTON – (January 4, 2011) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s premier chain of upscale gentlemen’s clubs, has completed the turnkey acquisition of a new gentlemen’s club adjacent to the south end of busy Dallas-Ft. Worth International Airport that is scheduled to open in mid January.

Eric Langan, President and CEO of the company, said Rick’s Cabaret paid $4.5.million for the newly constructed building and land on the Airport Freeway (Highway 183). A certificate of occupancy has been issued for the building and the property has been zoned by the city of Ft. Worth for use by a sexually oriented business. A mixed beverage application is pending at the Texas Alcoholic Beverage Commission.

“It is a beautiful club and we’ll be open in time for Super Bowl week in Dallas in early February,” Mr. Langan said.  Rick’s Cabaret now has seven locations in the DFW market and 22 clubs nationwide.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com